NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer #616/522-1765

INDEPENDENT BANK CORPORATION
REPORTS THIRD QUARTER 2007 RESULTS

IONIA, Mich., Oct. 29, 2007 — Independent Bank Corporation (NASDAQ: IBCP), a Michigan-based bank holding company, reported third quarter 2007 net income from continuing operations of $3.7 million, or $0.16 per diluted share, versus net income from continuing operations of $9.4 million, or $0.40 per diluted share, in the prior-year period. For the quarter ended September 30, 2007, the Company recorded net income of $3.7 million, or $0.16 per diluted share, compared to net income of $10.0 million, or $0.43 per diluted share, in the third quarter of 2006.

Return on average equity and return on average assets (based on net income from continuing operations) were 5.93% and 0.45%, respectively, in the third quarter of 2007, compared to 14.33% and 1.09%, respectively, in 2006.

For the nine months ended September 30, 2007, net income from continuing operations was $7.7 million, or $0.34 per diluted share, compared to $32.9 million, or $1.41 per diluted share, in the same nine-month period of 2006. Net income for the nine months ended September 30, 2007 was $7.9 million, or $0.35 per diluted share, compared to $32.9 million, or $1.41 per diluted share, in the prior-year nine-month period.

The year-on-year decline in third quarter 2007 income from continuing operations was primarily attributable to an increase in the provision for loan losses and higher non-interest expenses (including $0.6 million of one-time costs related to the Company’s bank charter consolidation).

On March 23, 2007 the Company completed the acquisition of ten branches (located in Battle Creek, Bay City and Saginaw, Michigan) from TCF National Bank. At the time of the acquisition, these ten branch locations represented approximately $241.4 million in deposits.

Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “As anticipated, we completed our bank charter consolidation during the third quarter, a significant accomplishment that positions us to achieve improved cost savings, operating efficiency and strategic growth over the long term. On another positive note, our net interest margin grew on both a sequential and year-over-year basis during the period, due principally to an increase in the tax equivalent yield on average interest earning assets when compared to the prior period. In addition, non interest income grew considerably from the year-ago period, driven primarily by growth in deposit related revenues.”

“While efforts to improve credit quality remain a top priority, economic conditions throughout Michigan remain sluggish, particularly within the residential housing market where real estate values and end-market demand have further softened,” continued Magee.

Discontinued Operations

As previously reported on January 15, 2007, Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of IBC, sold substantially all of the assets related to its insurance premium finance business to Premium Financing Specialists, Inc. Mepco continues to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

Operating Results

The Company’s tax equivalent net interest income totaled $31.9 million during the third quarter of 2007, an increase of 1.0%, or $0.3 million versus the year-ago period, and down $0.2 million, or 0.6% from the second quarter of 2007. The year-over-year increase in tax equivalent net interest income primarily reflects a five basis point increase in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”), partially offset by an $8.6 million decrease in the balance of average interest-earning assets. The slight decline in average interest-earning assets is primarily due to a decrease in investment securities that was partially offset by growth in loans. In addition, tax equivalent net interest income in the third quarter of 2007 was reduced by $0.4 million ($0.01 per diluted share after tax) due to the write-off of accrued and unpaid interest on loans moved into non-accrual status during the quarter.

The net interest margin was 4.31% in the third quarter of 2007, compared to 4.26% in the third quarter of 2006 and 4.27% in the second quarter of 2007. The tax equivalent yield on average interest-earning assets rose to 7.75% in the third quarter of 2007 from 7.60% in the third quarter of 2006. This increase primarily reflects higher interest rates that have resulted in the repricing of variable rate loans and origination of new loans at higher rates. The increase in the tax equivalent yield on average interest-earning assets was partially offset by a 10 basis point rise, to 3.44%, in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) during the third quarter of 2007, up from 3.34% during the third quarter of 2006. The increase in the Company’s cost of funds reflects generally higher interest rates that have resulted in increased rates on certain short-term and variable rate borrowings and on deposits. The recent reduction in the federal funds rate by the Federal Reserve Bank is expected to result in a modest improvement in the Company’s net interest margin in future periods.

Service charges on deposits totaled $6.6 million in the third quarter of 2007, a 24.2% increase from the comparable period in 2006. VISA check card interchange income increased by 47.9% to $1.3 million for the third quarter of 2007, up from $0.9 million in the third quarter of 2006. The increase in deposit- related revenues resulted primarily from the aforementioned branch acquisition.

Gains on the sale of real estate mortgage loans were $1.1 million in both the third quarters of 2007 and 2006. Real estate mortgage loan sales totaled $77.2 million in the third quarter of 2007 compared to $75.5 million in the third quarter of 2006. Real estate mortgage loans originated totaled $113.6 million in the third quarter of 2007 compared to $146.4 million in the comparable quarter of 2006. The decline in mortgage loan origination volume generally reflects a drop in real estate sales volumes in Michigan. Loans held for sale were $27.4 million at September 30, 2007, compared to $31.8 million at December 31, 2006.

Income from real estate mortgage loan servicing was $0.6 million in both the third quarters of 2007 and 2006. At September 30, 2007, the Company was servicing approximately $1.6 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 6.06%, a weighted average service fee of 25.7 basis points and an estimated fair market value of $20.6 million.

Non-interest expense totaled $28.4 million in the third quarter of 2007 which includes $0.6 million ($0.02 per diluted share after tax) of one-time expenses — primarily data processing and severance costs — associated with the Company’s bank charter consolidation that was completed on September 15, 2007. Excluding this item, non-interest expense rose by $4.5 million or 19.1% from the third quarter of 2006. This increase is principally due to increased operating costs related to the addition of staff at new branch and loan production offices and overall growth in the organization, along with associated rises in such costs as furniture and equipment, data processing and advertising. Loan and collection expenses also rose in the third quarter of 2007 primarily due to the elevated level of non-performing loans. Third quarter 2007 non-interest expenses did decline by $1.4 million, or 4.8%, from the second quarter of 2007, reflecting the Company’s on-going cost reduction initiatives that were instituted earlier this year.

Asset Quality

The increase in non-performing loans since year end 2006 is due principally to an increase in non-performing commercial loans and real estate mortgage loans. The increase in non-performing commercial loans is primarily attributable to the addition of several large credits with real estate developers becoming past due in the first nine months of 2007. These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan confronting a significant decline in sales of residential real estate. The increase in non-performing real estate mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $5.6 million at September 30, 2007, compared to $3.2 million at December 31, 2006.

The provision for loan losses was $10.7 million and $4.5 million in the third quarters of 2007 and 2006, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $6.6 million (1.05% annualized of average loans) in the third quarter of 2007, compared to $3.7 million (0.60% annualized of average loans) in the third quarter of 2006. The third quarter 2007 loan net charge-offs were divided among the following categories: commercial loans, $3.9 million; consumer, $0.9 million; and real estate mortgage, $1.8 million. The commercial loan net charge-offs in the third quarter of 2007 primarily reflects $3.2 million of charge-offs on three credits. The single largest charge-off was $2.0 million on a residential real estate development loan with a remaining balance of $1.9 million (after the charge-off). This charge-off reflects an updated appraisal obtained on the property. At September 30, 2007, the allowance for loan losses totaled $42.3 million, or 1.69% of portfolio loans, compared to $26.9 million or 1.08% of portfolio loans at December 31, 2006.

Commenting on asset quality, CEO Magee stated: “Non-performing loans increased during the third quarter above levels experienced in the second quarter 2007, due primarily to ongoing challenges within our commercial (primarily real estate development related credits) and real estate mortgage portfolios. As in many states throughout the country, the inventory of new and existing residential real estate for sale in areas of Michigan remains above historical norms, despite some price depreciation. Our increase in non-performing loans during the third quarter is closely aligned with a general slowing in the residential housing market, and the effect this slowing has had on borrowers, including several residential real estate developers who came past due on their loans in recent quarters.”

“In response to this trend, our management team has implemented a new organizational structure designed to improve loan monitoring and enhance our portfolio management function,” continued Magee. “These management and monitoring functions include the implementation of an enhanced quarterly credit quality review, the creation of a special assets group and increased oversight by our credit officers on a real-time basis.”

A breakdown of non-performing loans by loan type is as follows:

Loan Type	9/30/2007	6/30/2007	12/31/2006

	(Dollars in Millions)
Commercial(1)	$52.0	$32.7	$21.6
Consumer	3.1	2.7	2.5
Real estate mortgage	21.4	18.3	13.0
Finance receivables (excludes
discontinued operations)	2.7	1.2	2.1

Total	$79.2	$54.9	$39.2

Ratio of non-performing loans to
total portfolio loans	3.15%	2.20%	1.58%

Ratio of the allowance for loan
losses to non-performing loans	53.44%	69.62%	68.53%

(1)     The balance of non-performing commercial loans at 9/30/07 includes one relationship (consisting of three loans) totaling $8.4 million that was brought current on October 5, 2007.

Balance Sheet

Total assets were $3.26 billion at September 30, 2007, compared to $3.43 billion at December 31, 2006. Loans, excluding loans held for sale, were $2.51 billion at September 30, 2007 compared to $2.48 billion at December 31, 2006. Deposits totaled $2.73 billion at September 30, 2007, an increase of $122.5 million from December 31, 2006. The increase in deposits primarily reflects the aforementioned TCF branch acquisition. Brokered certificates of deposit, federal funds purchased, and other borrowings declined by $350.3 million (including $165.5 million related to discontinued operations), $84.1 million and $56.2 million, respectively, during the first nine months of 2007. These declines reflect the deployment of funds from both the sale of Mepco’s insurance premium finance business and the branch acquisition. Stockholders’ equity totaled $244.4 million at September 30, 2007, or 7.51% of total assets, representing a net book value per share of $10.79.

Magee concluded, “As one of the oldest and most well-established banking brands in Michigan, we have weathered a variety of market cycles and business trends. Although the challenging economy and resulting increase in credit costs have masked the fundamental strength of our business in recent quarters, we believe our continued commitment to the fundamentals of community banking in the communities we serve, which includes the strong dedication and efforts of our associates, will position us for improved performance in the future.”

Conference Call

Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer, will review third quarter 2007 results in a conference call for investors and analysts beginning at 10 a.m. ET on Tuesday, October 30, 2007.

To participate in the live conference call, please dial 1-877-407-8031. The call can also be accessed (listen-only mode) via the Company’s website at www.ibcp.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-660-6853 (Account # 286 and Conference ID # 257338). The replay will be available through November 30, 2007.

In addition, a Power Point presentation associated with the third quarter 2007 conference call will be available on the Company’s website at www.ibcp.com in the “Investor Relations” section under the “Presentations” tab beginning on Tuesday, October 30, 2007.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2007	December 31, 2006

	(unaudited)

	(in thousands)

Assets
Cash and due from banks	$76,000	$73,142
Federal funds sold	5,811

Cash and cash equivalents	81,811	73,142
Securities available for sale	383,559	434,785
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,839	14,325
Loans held for sale	27,384	31,846
Loans
Commercial	1,064,976	1,083,921
Real estate mortgage	848,326	865,522
Installment	370,336	350,273
Finance receivables	227,439	183,679

Total Loans	2,511,077	2,483,395
Allowance for loan losses	(42,327)	(26,879)

Net Loans	2,468,750	2,456,516
Property and equipment, net	73,122	67,992
Bank owned life insurance	42,471	41,109
Goodwill	66,754	48,709
Other intangibles	16,196	7,854
Assets of discontinued operations	283	189,432
Accrued income and other assets	74,115	64,188

Total Assets	$3,256,284	$3,429,898

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$299,828	$282,632
Savings and NOW	1,041,598	875,541
Time	1,383,903	1,444,618

Total Deposits	2,725,329	2,602,791
Federal funds purchased		84,081
Other borrowings	107,445	163,681
Subordinated debentures	92,888	64,197
Financed premiums payable	49,512	32,767
Liabilities of discontinued operations	59	183,676
Accrued expenses and other liabilities	36,618	40,538

Total Liabilities	3,011,851	3,171,731

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--40,000,000 shares authorized;
issued and outstanding: 22,647,056 shares at September 30, 2007
and 22,864,587 shares at December 31, 2006	22,599	22,865
Capital surplus	195,206	200,241
Retained earnings	25,094	31,420
Accumulated other comprehensive income	1,534	3,641

Total Shareholders' Equity	244,433	258,167

Total Liabilities and Shareholders' Equity	$3,256,284	$3,429,898

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

	(unaudited)

	(in thousands)
Interest Income
Interest and fees on loans	$50,941	$50,576	$49,351	$151,470	$143,834
Securities available for sale
Taxable	2,308	2,592	2,713	7,377	8,358
Tax-exempt	2,488	2,535	2,583	7,623	8,303
Other investments	232	464	191	1,010	613

Total Interest Income	55,969	56,167	54,838	167,480	161,108

Interest Expense
Deposits	22,590	23,378	20,048	68,376	52,946
Other borrowings	2,964	2,313	4,786	8,581	14,817

Total Interest Expense	25,554	25,691	24,834	76,957	67,763

Net Interest Income	30,415	30,476	30,004	90,523	93,345
Provision for loan losses	10,735	14,893	4,484	33,767	8,381

Net Interest Income After Provision for Loan Losses	19,680	15,583	25,520	56,756	84,964

Non-interest Income
Service charges on deposit accounts	6,565	6,380	5,285	17,833	14,784
Mepco litigation settlement					2,800
Net gains on assets
Real estate mortgage loans	1,094	1,238	1,115	3,413	3,329
Securities	52	128		259	171
VISA check card interchange income	1,287	1,292	870	3,529	2,532
Real estate mortgage loan servicing	633	712	561	1,872	1,835
Title insurance fees	363	430	416	1,207	1,298
Other income	2,535	2,593	2,474	7,859	7,355

Total Non-interest Income	12,529	12,773	10,721	35,972	34,104

Non-interest Expense
Compensation and employee benefits	13,621	14,784	11,663	42,373	37,478
Occupancy, net	2,521	2,735	2,208	7,870	7,315
Furniture, fixtures and equipment	1,798	1,991	1,667	5,689	5,183
Data processing	1,753	1,912	1,378	5,103	4,138
Advertising	1,472	1,341	1,006	3,965	3,009
Branch acquisition and conversion costs		(92)		330
Goodwill impairment				343	612
Other expenses	7,207	7,130	5,428	20,466	17,393

Total Non-interest Expense	28,372	29,801	23,350	86,139	75,128

Income (Loss) From Continuing Operations Before Income Tax	3,837	(1,445)	12,891	6,589	43,940
Income tax expense (benefit)	160	(1,553)	3,507	(1,088)	11,078

Income From Continuing Operations	3,677	108	9,384	7,677	32,862
Discontinued operations, net of tax	48	(151)	567	248	34

Net Income (Loss)	$3,725	$(43)	$9,951	$7,925	$32,896

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

	(unaudited)

Per Share Data (A)
Income From Continuing
Operations
Basic	$.16	$.00	$.41	$.34	$1.43
Diluted	.16	.00	.40	.34	1.41
Net Income (Loss) (B)
Basic	$.16	$.00	$.43	$.35	$1.44
Diluted (B)	.16	.00	.43	.35	1.41
Cash dividends declared	.21	.21	.20	.63	.58

Selected Ratios (annualized)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.75%	7.70%	7.60%	7.73%	7.56%
Interest expense	3.44	3.43	3.34	3.46	3.09
Tax equivalent net interest income	4.31	4.27	4.26	4.27	4.47
Income From Continuing Operations
Average equity	5.93%	0.17%	14.33%	4.05%	17.26%
Average assets	0.45	0.01	1.09	0.31	1.29
Net Income (Loss) to
Average equity	6.01%	(0.07)%	15.20%	4.18%	17.28%
Average assets	0.46	(0.01)	1.15	0.33	1.29

Average Shares (A)
Basic	22,586,916	22,584,535	22,885,321	22,665,803	22,921,918
Diluted (B)	22,732,135	22,801,194	23,283,886	22,883,747	23,345,310

(A)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.
(B)	For any period in which a loss is recorded, the earnings per share calculation is based on basic average shares outstanding.